As Filed With the Securities and Exchange Commission on September 1, 2004
Registration No. 333-_________
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
VALERO ENERGY CORPORATION
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1828067 (I.R.S. Employer Identification Number)

One Valero Way San Antonio, Texas (address of principal executive offices	78249 (Zip Code)

VALERO ENERGY CORPORATION THRIFT PLAN (FORMERLY VALERO REFINING AND MARKETING COMPANY THRIFT PLAN) (Full title of the plan)
Jay D. Browning, Esq.
Vice President and Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (210) 345-2000

CALCULATION OF REGISTRATION FEE
Title of securities to	Amount to be	Proposed maximum	Proposed maximum	Amount of
be registered	registered (1)	offering price per	aggregate offering	Registration Fee
		share (2)	price (2)

Common Stock, par	5,000,000 shares	$64.76	$323,800,000	$41,026
value $.01 per share
(3)

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Valero Energy Corporation Thrift Plan (the “Plan”) as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low sales price of the Common Stock of the Registrant reported on the New York Stock Exchange on August 25, 2004.

(3)	Includes the associated Preferred Share Purchase Rights, which initially are attached to, trade with and are represented by the certificates for the Common Stock being registered hereby.

INTRODUCTORY STATEMENT

        Valero Energy Corporation (the “Registrant” or “Valero”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share, and associated rights to purchase its Preferred Stock, par value $0.01 per share (such common stock and associated rights are collectively referred to in this Registration Statement as the “Common Stock”), issuable pursuant to the terms of the Valero Energy Corporation Thrift Plan, as amended (the “Plan”).

        In accordance with General Instruction E to Form S-8, the contents of Valero’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 21, 1997 (File No. 33-31727) is hereby incorporated by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of information about Valero and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Valero shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Valero will furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        This Registration Statement incorporates herein by reference the following documents which have been filed by Valero or by the Plan with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-13175):

o	Valero’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

o	Valero’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004 (as amended by Valero’s quarterly report on Form 10-Q/A for the quarter ended March 31, 2004) and the quarter ended June 30, 2004;

o	The Annual Report on Form 11-K of the Plan for the year ended December 31, 2003, filed June 28, 2004;

o	Item 5 of Valero’s current report on Form 8-K filed with the SEC on February 5, 2004;

o	Valero’s current report on Form 8-K filed with the SEC on February 11, 2004;

o	Valero’s current report on Form 8-K filed with the SEC on March 9, 2004, as amended by its current report on Form 8-K/A filed with the SEC on May 10, 2004;

o	Valero’s current report on Form 8-K filed with the SEC on March 12, 2004;

o	Valero’s current report on Form 8-K filed with the SEC on March 25, 2004;

o	Valero’s current report on Form 8-K filed with the SEC on June 10, 2004;

o	The description of Valero’s Common Stock, contained in its Registration Statement on Form 8-A filed on July 9, 1997, as may be amended from time to time to update that description;

o	The description of the rights associated with Valero’s Common Stock, contained in its Registration Statement on Form 8-A, as may be amended from time to time to update that description; and

o	Valero’s current report on Form 8-K filed with the SEC on July 15, 2003, as amended by its current reports on Form 8-K/A filed with the SEC on August 12, 2003 and September 18, 2003.

        All documents filed by Valero and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

        Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

        The consolidated financial statements of Valero and subsidiaries at December 31, 2003 and 2002, and for each of the years then ended, appearing in Valero’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Valero and subsidiaries for the year ended December 31, 2001 appearing in Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Orion Refining Corporation appearing in Valero’s Current Report on Form 8-K/A filed with the SEC on August 12, 2003 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the El Paso Aruba Refining Business appearing in Valero’s Current Report on Form 8-K/A filed with the SEC on May 10, 2004 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of the Plan at December 31, 2003, and for the year then ended, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of the Plan at December 31, 2002, and for the year then ended, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATTERS RELATING TO ARTHUR ANDERSEN LLP

        Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, and Valero has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this Registration Statement, holders of securities registered under this Registration Statement will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

Item 5. Interests of Named Experts and Counsel.

        The validity of the issuance of the Common Stock offered hereby will be passed upon for Valero by Jay D. Browning, Esq., Vice President and Secretary of Valero. As of August 24, 2004, Mr. Browning beneficially owned approximately 19,254 shares of Common Stock (including shares held under employee benefit plans) and held options under employee stock option plans to purchase approximately 35,699 additional shares.

Item 6. Indemnification of Directors and Officers.

        Valero’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

              Under Article V of the Restated Certificate of Incorporation and Article VIII of Valero’s Amended and Restated By-laws as currently in effect (the “Restated By-laws”) and an indemnification agreement with Valero’s officers and directors (the “Indemnification Agreement”), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero, shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

              Under such law, to the extent that such person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

              Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, such a person shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

              If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to Valero, he cannot be made whole for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

              The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero’s Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. No Delaware case directly answers the question whether Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

              Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors’ and officers’ liability insurance policy.

Item 8. Exhibits.

        The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

*4.1	--	Amended and Restated Certificate of Incorporation of Valero, formerly known as Valero Refining and Marketing Company (incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 filed May 13, 1997, Registration No. 333-27013).

*4.2	--	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.3	--	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero dated December 31, 2001 (incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.4	--	Amendment to Restated Certificate of Incorporation of Valero (incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K, filed January 11, 2002).

*4.5	--	Amended and Restated By-laws of Valero (incorporated by reference to Exhibit 3.1 to Valero’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2004).

*4.6	--	Specimen Certificate of Common Stock.

*4.7	--	Rights Agreement, dated as of July 17, 1997, between Valero Refining and Marketing Company and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-8 filed July 21, 1997, Registration No. 333-31709).

*4.8	--	Amendment to Rights Agreement, dated as of June 30, 2000, between Valero, Harris Trust and Savings Bank and Computershare Investor Services, LLC ("Computershare"), as Rights Agent (incorporated by reference to Exhibit 4.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.9	--	Amendment No. 1 to Rights Agreement, dated as of May 4, 2001, between Valero and Computershare, as Rights Agent (incorporated by reference to Exhibit 4.4 to Valero’s Registration Statement on Form 8-A/A filed May 10, 2001).

4.10	--	Amendment No. 3, dated as of August 15, 2004 (this "Amendment"), to the Rights Agreement dated as of July 17, 1997 (filed herewith).

*4.11	--	Certificate of Designation of 2% Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.2.1 to Valero’s Registration Statement on Form S-3 (Registration No. 333-106949)).

5.1	--	Opinion of Jay D. Browning (filed herewith).

23.1	--	Consent of Jay D. Browning (included in Exhibit 5.1).

23.2	--	Consent of Ernst & Young LLP (filed herewith).

23.3	--	Consents of PricewaterhouseCoopers LLP (filed herewith).

23.4	--	Consent of KPMG LLP (filed herewith).

24	--	Powers of Attorney (included on the signature page of this Registration Statement).

_________________

* Incorporated herein by reference as indicated.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of each issue.

SIGNATURES

           Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 1st day of September, 2004.

VALERO ENERGY CORPORATION

By: /s/William E. Greehey
William E. Greehey Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Greehey, Gregory C. King, Jay D. Browning, or J. Stephen Gilbert or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/William E. Greehey	Chairman of the Board and Chief Executive Officer	September 1, 2004
William E. Greehey	(Principal Executive Officer)

/s/Michael S. Ciskowski	Executive Vice President and Chief Financial Officer	September 1, 2004
Michael S. Ciskowski	(Principal Financial and Accounting Officer)

/s/E. Glenn Biggs	Director	August 30, 2004
E. Glenn Biggs

/s/W. E. Bradford	Director	August 26, 2004
W. E. Bradford

/s/Ronald K. Calgaard	Director	September 1, 2004
Ronald K. Calgaard

/s/Jerry D. Choate	Director	September 1, 2004
Jerry D. Choate

/s/Ruben M. Escobedo	Director	August 26, 2004
Ruben M. Escobedo

/s/Bob Marbut	Director	September 1, 2004
Bob Marbut

/s/Susan Kaufman Purcell	Director	September 1, 2004
Susan Kaufman Purcell

           Plan. Pursuant to the requirements of the Securities Act, the Plan certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 1st day of September, 2004.

VALERO ENERGY CORPORATION THRIFT PLAN
By: /s/Keith D. Booke
Keith D. Booke Chairman of the Administrative Committee

Exhibit Index

Exhibit Number	Description

*4.1	--	Amended and Restated Certificate of Incorporation of Valero, formerly known as Valero Refining and Marketing Company (incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 filed May 13, 1997, Registration No. 333-27013).

*4.2	--	Certificate of Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.3	--	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero dated December 31, 2001 (incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.4	--	Amendment to Restated Certificate of Incorporation of Valero (incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K, filed January 11, 2002).

*4.5	--	Amended and Restated By-laws of Valero (incorporated by reference to Exhibit 3.1 to Valero’s Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2004).

*4.6	--	Specimen Certificate of Common Stock.

*4.7	--	Rights Agreement, dated as of July 17, 1997, between Valero Refining and Marketing Company and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-8 filed July 21, 1997, Registration No. 333-31709).

*4.8	--	Amendment to Rights Agreement, dated as of June 30, 2000, between Valero, Harris Trust and Savings Bank and Computershare Investor Services, LLC ("Computershare"), as Rights Agent (incorporated by reference to Exhibit 4.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003).

*4.9	--	Amendment No. 1 to Rights Agreement, dated as of May 4, 2001, between Valero and Computershare, as Rights Agent (incorporated by reference to Exhibit 4.4 to Valero’s Registration Statement on Form 8-A/A filed May 10, 2001).

4.10	--	Amendment No. 3, dated as of August 15, 2004 (this "Amendment"), to the Rights Agreement dated as of July 17, 1997 (filed herewith).

*4.11	--	Certificate of Designation of 2% Mandatory Convertible Preferred Stock (incorporated by reference to Exhibit 4.2.1 to Valero’s Registration Statement on Form S-3 (Registration No. 333-106949)).

5.1	--	Opinion of Jay D. Browning (filed herewith).

23.1	--	Consent of Jay D. Browning (included in Exhibit 5.1).

23.2	--	Consent of Ernst & Young LLP (filed herewith).

23.3	--	Consents of PricewaterhouseCoopers LLP (filed herewith).

23.4	--	Consent of KPMG LLP (filed herewith).

24	--	Powers of Attorney (included on the signature page of this Registration Statement).

_________________

* Incorporated herein by reference as indicated.